Exhibit 10.4
PERFORMANCE-BASED CASH AWARD AGREEMENT
BROOKDALE SENIOR LIVING INC.
This Performance-Based Cash Award Agreement (this “Agreement”), dated as of February 22, 2021 (the “Date of Grant”), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and Lucinda M. Baier (the “Participant”). Where the context permits, references to the Company shall include any successor to the Company.
1.Grant of Awards.
(a)The Company hereby grants to the Participant a cash-based Performance Award (the “Award”) representing the right to receive a target cash payment of $2,765,000 (the “Target Award”). The Award is comprised of four tranches (each a “Tranche”), each of which shall be subject to the applicable performance criteria set forth below and the terms and conditions of this Agreement.

	% of Target Award	Performance Criteria	Scheduled Vesting Date
First Tranche	25%	Exhibit A	February 27, 2024
Second Tranche	25%	Exhibit B	February 27, 2024
Third Tranche	25%	Exhibit C	February 27, 2024
Fourth Tranche	25%	Exhibit D	February 27, 2025
(b)Cash payments in addition to 100% of the target amount for each Tranche may become available to the Participant as set forth in Section 2(a). If and when any such additional amounts become available, they shall be part of the applicable Tranche and subject to all of the terms and conditions of this Agreement.
2.Vesting.
(a)General. Except as otherwise provided herein, vesting with respect to each Tranche is subject to the satisfaction of both the Performance Criteria and the Service Condition (each as defined below) applicable to the Tranche. Subject to the provisions set forth below, each Tranche may vest on the scheduled vesting date set forth in Section 1(a) (together with any other date on which any portion of this Award may vest pursuant to this Section 2, a “Vesting Date”), with the exact percentage of each Tranche that vests to be determined by the degree to which the Company’s performance results meet the applicable performance criteria set forth on Exhibit A through Exhibit D hereto (the “Performance Criteria”). Following the completion of the performance period on December 31, 2021 (for the First Tranche), December 31, 2022 (for the Second Tranche), and December 31, 2023 (for the Third Tranche and Fourth Tranche) (as applicable, the “Measurement Date”), the Administrator shall determine the Company’s performance results relative to the applicable Performance Criteria. If the Company’s performance results are less than 100% on the scale set forth in the applicable Performance Criteria, any portion of the applicable Tranche that is not earned shall be forfeited and be deemed no longer to be part of this Agreement effective as of the Measurement Date. If the Company’s performance results exceed 100% on the scale set forth in the applicable Performance Criteria, any additional portion of the applicable Tranche earned in excess of the applicable portion of the Target Award (the “Additional Award Amount”) shall become part of such Tranche effective as of the applicable Measurement Date. Except as otherwise specifically set forth herein, vesting of any portion of this Award on any Vesting Date is subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates (or a successor to any of them) from the Date of Grant to such Vesting Date (the “Service Condition”).
(b)Change in Control.
(i)    Upon the occurrence of a Change in Control, if the portion of the Award that is outstanding effective immediately prior to such Change in Control is not assumed, continued or substituted on the same terms and conditions that were applicable to the Award outstanding effective immediately prior to the Change in Control, then the entire amount of the outstanding Award (including any unpaid Additional Award Amount that has been determined for a Tranche having a Measurement Date prior to the Change in Control) that has not yet been forfeited shall vest and be settled upon the consummation of the Change in Control.
(ii)    Upon the consummation of a Change in Control in which the portion of the Award that is outstanding effective immediately prior to such Change in Control is assumed, continued or substituted on the same terms and conditions that were applicable to the Award outstanding effective immediately prior to the Change in Control, such portion of the Award shall continue to vest subject to the Service Condition, and the Performance Criteria with respect to a particular Tranche shall no longer apply if the Change in Control occurs prior to the Measurement Date applicable to such Tranche (and for the avoidance of doubt, no Additional Award Amounts shall be paid or payable under this Agreement with respect to a particular Tranche in the event that a Change in Control occurs prior to the Measurement Date for such Tranche).
(iii)    Notwithstanding anything in this Section 2(b) to the contrary, in the event that the Participant’s employment with the Company and its Subsidiaries and Affiliates (or a successor to any of them) is terminated within twelve months following a Change in Control by the Company (or such other entity) without Cause or by the Participant for Good Reason (as defined in the Employment Agreement by and between the Company and the Participant dated as of March 1, 2018), then the portion of the Award that is outstanding effective on the date of such termination shall vest effective upon such termination and be paid within 30 days following such termination.
(c)Termination of Employment. Except as otherwise provided in this Section 2(c) and Section 2(b)(iii), upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, any unvested portion of the Award that is outstanding on the date of such termination shall automatically and without notice terminate and be forfeited and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such portion of the

Award. In the event that the Participant’s employment with the Company and its Subsidiaries and Affiliates is terminated by the Company without Cause, by the Participant for Good Reason, or on account of the Participant’s death or Disability, the following percentages of the applicable Tranches that are outstanding effective on the date of such termination of employment shall remain outstanding following such termination and shall be eligible to vest (including any Additional Award Amounts that are so determined) subject to the achievement of the Performance Criteria as if the Service Condition shall have been met as of the applicable Vesting Date:
(i)     100% of the First Tranche and 25% of the Fourth Tranche for such termination that occurs on or prior to February 27, 2022 (with 100% of the Second Tranche and Third Tranche, and 75% of the Fourth Tranche, to be forfeited at termination);
(ii)     100% of the First Tranche and Second Tranche, and 50% of the Fourth Tranche, for such termination that occurs after February 27, 2022 and on or prior to February 27, 2023 (with 100% of the Third Tranche and 50% of the Fourth Tranche to be forfeited at termination);
(iii)    100% of the First Tranche, Second Tranche, and Third Tranche, and 75% of the Fourth Tranche, for such termination that occurs after February 27, 2023 and on or prior to February 27, 2024 (with 25% of the Fourth Tranche to be forfeited at termination); and
(iv)    100% of the Fourth Tranche for such termination that occurs after February 27, 2024.
Notwithstanding the foregoing, (A) in the event of a Change in Control following a termination event described in this Section 2(c), the amount of Award outstanding effective on the date of such Change in Control shall vest and be settled upon the consummation of the Change in Control, and (B) in the event Participant’s employment is terminated on account of Disability and Participant did not actively provide services on at least one day in the one-year period immediately preceding the date set forth in clause (i) or the later date set forth in the applicable clause (ii), (iii), or (iv), then the treatment of the outstanding Tranches shall be as set forth in the earlier clause for which Participant actively provided services at least one day in the one-year period immediately preceding such date or later date, as applicable, set forth in such clause (and in the event that Participant did not actively provide services on at least one day in the one-year period immediately preceding the date set forth in clause (i), then 100% of the Tranches shall be forfeited at termination).
3.Settlement of Award. As soon as practicable following each Vesting Date (but in no event later than 30 days following the Vesting Date or such earlier time specified in Section 2(b) or Section 2(c)), the Company shall pay to the Participant an amount of cash equal to the portion of the Award that has vested pursuant to this Agreement on such date, subject to Section 7.
4.No Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any portion of this Award.
5.Certain Changes. The Administrator may accelerate the vesting dates or otherwise adjust any of the terms of this Award; provided that, subject to Section 9(f) and Section 18 of this Agreement, no action under this Section shall adversely affect the Participant’s rights hereunder.
6.Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, at Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the Award or this Agreement by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery.
7.Taxes and Withholding. The Participant has reviewed with the Participant’s own tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant and vesting of this Award. The Company shall withhold from the payment of any portion of the Award hereunder such amounts not exceeding the applicable taxes to be withheld and applied to the tax and withholding obligations of the Participant and the Company as determined by the Company. In making its determination, the Company may calculate such amount by taking into account applicable withholding rates not exceeding the maximum individual statutory tax rates in the Participant’s applicable jurisdictions.
8.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
9.Restrictive Covenants. The Participant understands the Company has developed, and is continuing to develop, substantial relationships with actual and prospective officers, directors, employees, consultants, agents, customers, residents, patients, referral sources, clients, vendors, suppliers, investors, and equity and financing sources, associate and customer goodwill, and confidential and proprietary business information and trade secrets, which the Company and its Subsidiaries and Affiliates have the right to protect in order to safeguard their legitimate business interests. Any misappropriation of such relationships or goodwill, or any improper disclosure or use of the Company’s and its Subsidiaries’ and Affiliates’ confidential and proprietary business information and trade secrets would be highly detrimental to their business interests in that serious and substantial loss of business and pecuniary damages would result therefrom. The Participant acknowledges that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, the Participant shall have access to the Company’s Confidential Information (as defined below) and will meet and develop such relationships and goodwill. Nothing contained in this Section 9 shall limit any common law or statutory obligation that the Participant may have to the Company or any Subsidiary or Affiliate. For purposes of this Section 9, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Participant’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Participant’s employment (which termination shall not be considered a termination for any purposes of this Agreement, any employment agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant’s employment relationship with such entity mutatis mutandis.
(a)Noncompetition. The Participant agrees that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate and for the one (1) year period immediately following the termination of such employment for any reason or for no reason, the Participant shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined herein).

For purposes of this Section 9(a), “Competing Business” means a business (which shall include any sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other for-profit or not-for-profit business organization) (A) engaged in the business of owning, operating or managing senior living facilities within the United States, or (B) that, itself or with its affiliates, provides healthcare or other services to patients or customers through home health care agencies, hospice agencies, outpatient therapy clinics and/or community based/private duty agencies within any state that the Company or its subsidiaries or affiliates provides now, or provides during the Participant’s employment, such healthcare or other services to patients or customers, and that derives, together with its controlled affiliates or together with its affiliates, more than 10% of its and its controlled affiliates or 10% of its and its affiliates, respectively, revenue from the provision of healthcare or other services to patients or customers through home health care agencies, hospice agencies, outpatient therapy clinics and/or community based/private duty agencies.
(b)Solicitation of Employees, Clients, Referral Sources, Vendors, Etc. The Participant agrees that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and for the two (2) year period immediately following the date of termination of such employment for any reason, the Participant shall not, directly or indirectly, jointly or individually, on Participant’s own behalf or on behalf of or in assistance to any individual, person or entity, for any purpose or in any place:

(i)    solicit for employment or service, hire, employ or retain the services of any Covered Employee (as defined below) or induce or encourage any Covered Employee to terminate or sever his, her or its employment or other relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns; or

(ii)    solicit business from any Covered Person (as defined below) or induce or encourage any Covered Person to terminate, change or reduce his, her or its relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns.

Notwithstanding the foregoing, a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Covered Employee or Covered Person shall not, by itself, be deemed to be a violation of the restrictions on solicitation contained in this Section 9(b). For purposes of this Section 9(b), “Covered Employee” shall mean any officer, director, employee, consultant or agent who is employed or engaged by the Company or any Subsidiary or Affiliate or any of their successors or assigns or was so employed or engaged at any time during the twelve (12) months prior to the Participant’s termination of employment, and “Covered Person” shall mean any customers, residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, or consultants of the Company or any Subsidiary or Affiliate or any of their successors or assigns.
(c)Disparaging Comments. The Company and the Participant agree that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and any time thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or any Subsidiary or Affiliate or any of their successors or assigns, and the Company and its Affiliates shall not make or issue any public statements which are disparaging or defamatory regarding the Participant, and after termination of such employment neither party shall make any comments concerning any aspect of the termination of their relationship. The obligations of the Company and the Participant under this Section 9(c) shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
(d)Confidentiality. All books of account, records, systems, correspondence, documents, memoranda, manuals, email, electronic or magnetic recordings or data and any and all other data, in whatever form and any copies thereof, concerning or containing any reference to the works and business of the Company or any Subsidiary or Affiliate shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so. The Participant agrees that the Participant shall not at any time during the term of the Participant’s employment with the Company or any Subsidiary or Affiliate, or at any time thereafter, without the Company’s prior written consent, disclose to any individual, person or entity any information or any trade secrets, plans or other information or data, in whatever form (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company’s or any Subsidiary’s or Affiliate’s or any of their customers’, referral sources’ or clients’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall the Participant utilize any such Confidential Information in any way or communicate with or contact any such customer, referral source or client other than in connection with the Participant’s employment by the Company or any Subsidiary or Affiliate. The Participant hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Participant’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any Subsidiary or Affiliate. Notwithstanding the foregoing, nothing in this Agreement (or any other Company policy or contract to which the Participant is or was subject) shall be construed to prohibit the Participant from communicating with any federal, state or local governmental agency or commission with oversight of the Company, as provided for, protected under or warranted by applicable law.

With respect to any Confidential Information that constitutes a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two (2) year period immediately following termination of the Participant’s employment for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force during Participant’s employment and for the two (2) year period immediately following termination of such employment for any reason.

The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by the Participant alone or in conjunction with others, during or after working hours, while in the employ of the Company or any Subsidiary or Affiliate (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company or any Subsidiary of Affiliate. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company. The Participant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 9(d) shall continue beyond the Participant’s termination of employment and the Participant shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

(e)Enforcement.

(i)    The Participant acknowledges that compliance with all provisions, covenants and agreements set forth in this Agreement, and the duration, terms and geographical area thereof, are reasonable and necessary to protect the legitimate business interests of the Company and its Subsidiaries and Affiliates.

(ii)    The Participant acknowledges that a breach of the Participant’s obligations under this Section 9 will result in irreparable and continuing damage to the Company and/or its Subsidiaries and Affiliates for which there is no adequate remedy at law.

(iii)    The Participant acknowledges that the Participant’s education, experience and/or abilities are such that the enforcement of the restrictive covenants in this Agreement will not prevent the Participant from earning a living and will not cause any undue hardship upon the Participant.

(iv)    In the event of the violation by the Participant of any of the covenants contained in Section 9, the terms of each such covenant so violated shall be automatically extended from the date on which the Participant permanently ceases such violation for a period equal to the period in which the Participant was in breach of the covenant or for a period of twelve (12) months from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later.

(v)    The Participant agrees that, in the event of any breach of the restrictive covenants contained in this Agreement, the Company and/or its Subsidiaries and Affiliates shall be entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief to restrain the violation of the terms hereof by the Participant, and all persons acting for or on the Participant’s behalf.

(vi)    Each of the restrictive covenants contained in this Agreement is independent of any other contractual obligations of this Agreement or otherwise owed by the Participant to the Company and/or its Subsidiaries and Affiliates. The existence of any claim or cause of action by the Participant against the Company and/or its Subsidiaries or Affiliates, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company and/or its Subsidiaries and Affiliates of any restrictive covenant contained in this Agreement.
(f)Remedies.
(i)    It is intended that, in view of the nature of the Company’s and its Subsidiaries’ and Affiliates’ business, the restrictions contained in this Agreement are considered reasonable and necessary to protect the Company’s and its Subsidiaries’ and Affiliates’ legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company and/or its Subsidiaries and Affiliates. In the event of a breach (a “Covenant Breach”) or threatened breach by the Participant of any provision contained herein, the Company and its Subsidiaries and Affiliates shall be entitled to a temporary restraining order and injunctive relief without the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company or its Subsidiaries or Affiliates from pursuing any other legal or equitable remedies available to it or them for any breach or threatened breach of these provisions, including, without limitation, recoupment and other remedies specified in the Agreement. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement or interpretation of this Agreement, including, without limitation, any action seeking injunctive relief, and provided that the Company is the prevailing party, the Company shall recover from the Participant all reasonable attorneys’ fees and costs incurred by the Company in connection therewith.

(ii)    In the event of a Covenant Breach, the Company shall have the authority to (i) cancel any outstanding portion of this Award, whether vested or unvested; and (ii) recoup from the Participant any proceeds paid to the Participant pursuant to this Award. Participant acknowledges and agrees that the Company has no obligation of any kind to the Participant with respect to the cancellation or recoupment of amounts paid or payable pursuant to this Award, including, but not limited to, reimbursement for any taxes previously paid by the Participant with respect to amounts previously paid on account of this Award. This remedy shall be in addition to all other remedies, including those set forth in this Agreement and any other agreements between the parties.
10.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
11.Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
12.Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 9 and Section 18 shall expressly survive the vesting and/or forfeiture of this Award and any expiration or termination of this Agreement.
13.Agreement Not a Contract for Services. Neither the grant of this Award nor the execution of this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.
14.Restrictions. No portion of this Award may be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant. Unless the Administrator determines otherwise, upon any attempt to transfer this Award or any rights in respect of this

Award before the lapse of such restrictions, this Award, and all of the rights related thereto, shall be immediately forfeited by the Participant without consideration of any kind.
15.Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of this Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.
16.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.
17.Acceptance. The Participant hereby acknowledges receipt of a copy of this Agreement. The Participant has read and understands the terms and provisions of this Agreement, and accepts the Award subject to all the terms and conditions of this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement. By the Participant’s electronically accepting this Award using an online or electronic system established and maintained by the Company or a third party designated by the Company, the Participant agrees to be bound by the terms and conditions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of this Award shall have the same validity and effect as a signature affixed to this Agreement by the Participant’s hand.
18.Clawback. Notwithstanding anything herein to the contrary, this Award (and any cash paid to the Participant upon settlement thereof) shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time (the “Clawback Policy”); (ii) to the extent that Participant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.
19.Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of this Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or an accompanying election form executed by the Participant, if (i) on the date of the Participant’s Separation from Service with the Company the Participant is a “specified employee” (as such term is defined under Section 1.409A-1(i) of the Treasury Regulations promulgated under Section 409A of the Code) of the Company and (ii) any payments to be provided to the Participant pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code, or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Participant’s separation from service from the Company, or if earlier, his or her death. Any payments delayed pursuant to this paragraph shall be made in a lump sum on the first day of the seventh month following the Participant’s separation from service, or if earlier, the Participant’s death. Each payment upon settlement of this Award constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Participant’s termination of employment, then such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Participant only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code.

20.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Administrator” means the Compensation Committee of the Board of Directors of the Company, or any other person to whom the authority to administer this Agreement is delegated by the Committee consistent with applicable law.
(b)“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
(c)“Cause” has the meaning set forth in the Participant's employment or other agreement with the Company or any of its Affiliates, provided that if the Participant is not a party to any such agreement or such agreement does not contain a definition of cause, then “Cause” means (i) the continued failure by the Participant to substantially perform his or her duties and obligations to the Company or any of its Affiliates, including without limitation, repeated refusal to follow the reasonable directions of his or her employer, (ii) the Participant's intentional violation of law in the course of performance of the duties of Participant's employment or service with the Company or any of its Affiliates, (iii) the Participant's engagement in misconduct which is materially injurious to the Company or any of its Affiliates, (iv) the Participant's repeated absences from work without a reasonable excuse, (v) the Participant's intoxication with alcohol or illegal drugs while on the Company's or any Affiliate's premises during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (vi) the Participant's fraud or material dishonesty against the Company or any of its Affiliates; or (vii) the Participant's conviction or plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty. Determination of Cause shall be made by the Administrator in its sole discretion.
(d)“Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:
(i)    any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any of its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or
(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Date of Grant, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Date of Grant or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or
(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of shares of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (B) if the Award constitutes deferred compensation under Section 409A of the Code, and solely to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred with respect to this Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.
(j)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(k)    “Disability” means that the Participant, as determined by the Administrator in its sole discretion, is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or any of its Affiliates.
(l)    “Subsidiary” means any corporation or other entity in a chain of corporations or other entities (beginning with the Company and ending with the Subsidiary to which the service provider provides direct services on the Date of Grant) in which each corporation or other entity has a "controlling interest" in another corporation or other entity in the chain (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii)(E)).

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By: /s/ Chad C. White
Name:     Chad C. White
Title:     Executive Vice President, General Counsel and Secretary

PARTICIPANT

/s/ Lucinda M. Baier
Lucinda M. Baier

EXHIBIT A

[Strategic Goal]*

% of Target First Tranche to Vest
[__]% (Maximum)	150%
[__]% (Target)	100%
[__]%	75%
[__]%	50%
[__]% (Threshold)	25%

*Subject in all cases to the terms of the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Agreement.

EXHIBIT B

2022 RevPAR Growth

Vesting of the Second Tranche (plus any Additional Award Amount that becomes payable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s one-year growth of Same Community RevPAR for fiscal 2022 compared to a base year of fiscal 2021 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results. Same Community RevPAR means the Same Community RevPAR as reported by the Company in its Annual Report on Form 10-K, earnings release and/or supplemental information for the year ended December 31, 2022.

Growth Rate	% of Target Second Tranche to Vest
[__]% (Maximum)	150%
[__]% (Target)	100%
[__]% (Threshold)	50%

*Subject in all cases to the terms of the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Agreement.

EXHIBIT C

2023 RevPAR Growth

Vesting of the Third Tranche (plus any Additional Award Amount that becomes payable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s one-year growth of Same Community RevPAR for fiscal 2023 compared to a base year of fiscal 2022 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results. Same Community RevPAR means the Same Community RevPAR as reported by the Company in its Annual Report on Form 10-K, earnings release and/or supplemental information for the year ended December 31, 2023.

Growth Rate	% of Target Third Tranche to Vest
[__]% (Maximum)	150%
[__]% (Target)	100%
[__]% (Threshold)	50%

*Subject in all cases to the terms of the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Agreement.

EXHIBIT D

Relative TSR*

Vesting of the Fourth Tranche (plus any Additional Award Amount that becomes payable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s TSR ranking relative to the TSRs of the companies in the Comparator Group during the Performance Period as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results; provided, however, that in no event shall any Additional Award Amount (above 100%) vest and be paid with respect to the Fourth Tranche if the Company’s TSR is negative for the Performance Period.

Relative TSR Performance	% of Target Fourth Tranche to Vest
[__]th Percentile (Maximum)	150%
[__]th Percentile (Target)	100%
[__]th Percentile (Threshold)	50%

For purposes of the foregoing:

•Performance Period shall mean January 1, 2021 through December 31, 2023
•Comparator Group shall mean the constituent companies of the S&P Midcap 400 as of the beginning of the Performance Period, except that any such companies that have been acquired or delisted from a national securities exchange during the Performance Period will be excluded.
•TSR shall mean the compound annual total stockholder return calculated using a beginning price equal to the average closing price over the 20-trading days preceding the beginning of the Performance Period, using an ending price equal to the average closing price over the 20-trading days immediately prior to the end of the Performance Period, and assuming the reinvestment of any dividends or distributions as of the ex-dividend date.

*Subject in all cases to the terms of the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Agreement.